Exhibit 2

Assignment and Waiver Agreement

OVERDIGMK CO., LTD. (the “Purchaser”) agrees to DGP CO., LTD. (the “Seller”) as follows:

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(1)

Upon Seller’s request, Purchaser shall assign all of its rights and obligations from the Stock Purchase Agreement dated February 28, 2024 (the “Agreement”) to a third party or agree to terminate the Agreement as requested.

(2)

In the event of (1), Purchaser may request that such third-party assignee (the “New Purchaser”) to also purchase the Exicure shares that Purchaser owns. Such request to purchase shall be on the same terms as with the Seller’s terms (the “Tag-along Right”).

(3)	This Agreement is effective immediately upon signature.

2024. 07. 31.

(“Seller”)

Address	:	23, Geurintekeu-ro, Yeonggwang-eup, Yeonggwang-gun, Jeollanam-do, Republic of Korea 57024

Company Name	:	DGP CO., LTD.

Signed By	:	Kyungwon Oh, CEO (DGP corporate seal)

(“Purchaser”)

Address	:	362-37, Toseong-ro, Hyangnam-eup, Hwaseong-si, Gyeonggi-do, Republic of Korea 18624

Company Name	:	OVERDIGMK CO., LTD.

Signed by	:	Cheolsu Kang, CEO (OverdigmK corporate seal)